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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated June 27, 2002 ("Agreement") between Signature Flight Support Corporation, a Delaware corporation ("Purchaser"), and Mercury Air Group, Inc., a Delaware corporation ("Seller").

                                    RECITALS

        A. Seller operates a fixed base flight support operation for commercial and private aircraft at Hanscom Field (the "Facility") located in Bedford, Massachusetts (the "Hanscom Field"). The business operation operated by Seller at Hanscom Field is hereinafter referred to as the "Business" and includes the following services and activities: retail general aviation and commercial aviation fueling, general aviation aircraft handling and related general aviation terminal services, fuel farm services, aircraft storage operations, and GSE and aircraft maintenance.

        B. On the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, substantially all of the assets, properties and Business of Seller at Hanscom Field.

                                    AGREEMENTS:

        NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                         PURCHASE AND SALE OF ASSETS

        1.  Purchased Assets.

        1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, the Purchased Assets. For purposes hereof, the term "Purchased Assets" means all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, of Seller as of the Closing Date that are used by Seller in the Business (excluding only the Excluded Assets defined in Section 1.2), including, but not limited to, the following:

            (a) all prepaid customer deposits, including those identified on
        Schedule 1.1(a);

            (b) all inventories, parts and related supplies (including fuel supplies), including those identified on Schedule 1.1(b);

            (c) all interests in real estate (including, without limitation, land, buildings, fixtures and improvements), whether owned in fee, leased or otherwise described on the Real Estate Schedule attached as
        Schedule 1.1(c) which includes

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those parcels and improvements associated with the Lease and Agreement between the Massachusetts Port Authority ("Massport") and Seller dated June 1, 1987, as amended on November 12, 1996, June 3, 1998, July 1, 1998 and October 25, 2000 and as further supplemented and amended by letters dated February 8, 2001, August 1, 2001 and August 27, 2001 (such lease agreement, amendments and letters are collectively referred to herein as the "Lease Agreement"). The parcels and improvements described under the Lease Agreement are reflected on Exhibit A. All of the property described in this subsection 1.1(c) shall hereafter be referred to as the "Real Property Interest".

        (d) all interests in plant, machinery and equipment, fixtures, fittings, furniture, automobiles, trucks, tractors, rolling stock and other vehicles, tools, spare parts and supplies and other tangible personal property, whether owned or leased by Seller (including, without limitation, items which have been fully depreciated or expensed); a complete list of such property owned by Seller set forth on the Tangible Property Schedule attached as Schedule 1.1(d);

        (e) all rights, existing under the Lease Agreement, contracts, equipment and other leases, hangar and/or office space sub-leases and other aircraft storage arrangements, licenses, transferable permits, supply and distribution arrangements, sales and purchase agreements and orders, employment and consulting agreements, consignment arrangements, work-orders, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates and approvals to which it is a party or by which any of the Purchased Assets or the Business is bound or other similar rights that are identified and described on the Contracts Schedule attached as Schedule 1.1(e) (collectively, the "Contracts") other than those rights existing under the Contracts characterized as "Rejected Contracts and Equipment" (as defined in Section 1.2(i));

        (f) all lists and records that pertaining to past and current customers (such information may be limited, however, to information that relates directly to such customers' use of the Facility and need not include fuel pricing and other information that relates to fuel purchasing activities at other FBO's in Seller's network), local activity with suppliers and distributors, personnel and agents and all other books, ledgers, files, documents, correspondence, plats, architectural plans, drawings and specifications and business records of every kind and nature of Seller, if any (collectively, the "Seller's Records");

        (g) all goodwill as a going concern;

        (h) all interest in and to telephone numbers and all listings pertaining to Seller in all telephone books and other directories; and

        (i) to the extent not constituting an Excluded Asset, all other assets that have been used by Seller in the conduct of the Business, other than assets that have been sold or otherwise disposed of in the ordinary course of business.


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        1.2 Excluded Assets. Notwithstanding the foregoing, the following assets of Seller (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

            (a) all cash on-hand of Seller;

            (b) all accounts receivable;

            (c) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Delaware, Massachusetts and other states in which Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof, and tax returns and records relating to state and federal income taxes;

            (d) all monies to be received by Seller from Purchaser and all other rights of Seller and its shareholders, under this Agreement;

            (e) all prepaid expenses, tax credits and refunds due Seller;

            (f) all computer and other related equipment (including T-1 lines) of Seller whether or not it is integrated into Seller's FBO network;

            (g) all software and data on the computers at the Facility (except for information that relates exclusively to customers' use of the Facility and not Seller's other facilities);

            (h) all Seller specific equipment such as, but not limited to, the Seller signage and the custom designed point of sale machine;

            (i) leased equipment or Contracts that Purchaser has elected not to accept. The leased equipment and Contracts that Purchaser elects not to accept (the "Rejected Contracts and Equipment") are shown on the Rejected Contracts and Equipment Schedule attached as Schedule 1.2(1);

            (j) any rights, trademarks, trade names or other intangible property rights to the name "Mercury Air Group" or any variation thereof;

            (k) all rights and interest in Seller's "Benefit Plans" as defined in Section 3.13;

            (1) customer information relating to use of Seller's facilities at other locations;

            (m) all items of real or personal property specifically identified on Schedule 1.2(m); and


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            (n) all prepaid vendor deposits, including those identified on
        Schedule 1.2(n);.

        1.3 Assumption of Liabilities. Purchaser hereby assumes and agrees to pay, defend, discharge and perform as and when due only (a) the liabilities and obligations of Seller for the period beginning after the date hereof under the Lease Agreement and the Contracts that have been validly assigned to, and accepted by purchaser and (b) those other liabilities specifically identified on the Assumed Liabilities Schedule attached as Schedule 1.3 (the "Assumed Liabilities").

        1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any of the liabilities or obligations of Seller other than the Assumed Liabilities (the "Excluded Liabilities"), and, for purposes of illustration, all of the following liabilities or obligations shall be "Excluded Liabilities" for purposes of this
Agreement:

            (a) any liabilities or obligations of Seller under this Agreement;

            (b) any liabilities or obligations of Seller for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees;

            (c) any liabilities or obligations of Seller for indebtedness for borrowed money, indebtedness secured by liens on its assets or guarantees of any of the foregoing;

            (d) any obligations or liabilities which relate to or arise out of any of the Seller's (including any ERISA affiliate) Benefit Plans (as defined in Section 3.13);

            (e) any liabilities or obligations of Seller with respect to any amount of federal, state or local taxes, including interest, penalties and additions to such taxes, which (i) are imposed on or measured by any of Seller's income or gross receipts for any period or (ii) arise out of or in connection with the performance or consummation of the transactions contemplated by this Agreement;

            (f) any liabilities or obligations of Seller by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any governmental authority or by reason of any breach or alleged breach of any Contract, judgment, order or decree which are attributable either to events on or prior to the date hereof, regardless of when such violation or breach is asserted or claimed;


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            (g) any liabilities or obligations of Seller to Seller's present or former employees or anyone employed by Seller on or prior to the date hereof, or any labor organization representing any of them, and which are attributable either to events on or prior to the date hereof or to any acts or omissions of Seller prior to, on or after the date hereof, including without limitation severance pay;

            (h) any liabilities or obligations of Seller relating to claims for personal injury or damage to property based upon or arising out of the sale and distribution of products, the provision of services or the operation of any vehicle by Seller; and

            (i) any liability for pre-existing environmental conditions on or relating to the Facility, the Business and the Excluded Business that are attributable to events occurring on or before the date hereof (including, without limitation, the Real Property Interest and the environmental conditions disclosed in Schedule 3.15).

                                    ARTICLE 2

                         PURCHASE PRICE; HOLD-BACK, ETC.

        2.1 Purchase Price. In addition to the assumption of the Assumed Liabilities, the aggregate purchase price for the Purchased Assets is equal to the sum of $15,500,000 (the "Purchased Assets Portion of the Purchase Price"), plus (i) the value of Seller's fuel inventory as determined in the manner set forth in Section 2.5, and (ii) 90% of the book value of the inventory and parts listed on Schedule 1.1(b) (the aggregate amount reflected in subsections (i) and (ii) above being referred to as the "Inventory Portion of the Purchase Price") (the Purchased Assets Portion of the Purchase Price and the Inventory Portion of the Purchase Price shall mean, in the aggregate, the "Purchase Price").

        Except as provided in Section 2.5, the Purchase Price, less the Hold-Back Amount, and plus or minus the apportionment described in Section 2.2, is being paid to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller. As described in Section 7.2, the parties acknowledge that the Inventory Portion of the Purchase Price, together with any or all of the initial apportionment described in Section 2.2, may be paid to Seller following the date hereof. For purposes of securing the indemnification obligation of Seller described in Article 8, $250,000 of the Purchase Assets Portion of the Purchase Price (the "Hold-Back Amount") is being deposited in escrow (the "Hold-Back Escrow") to be held by an escrow agent in accordance with the terms of the escrow agreement attached as Exhibit B (the "Escrow Agreement"). The Hold-Back Amount (plus interest earned thereon) shall be paid to Seller, net of any adjustment claims made and/or then pending by Purchaser under Article 8, six (6) months following the date of this Agreement in accordance with the terms of the Escrow Agreement.

        2.2 Apportionment. The following items have been or will be apportioned as of 11:59 p.m., on June 26, 2002: (a) real estate and personal property taxes, sewer rents


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and charges and other state, county and municipal taxes and assessments and charges affecting the Business; (b) rents (including rents and other concession fees or payments to Massport disclosed on the Schedules), deposits and other payments under any of the Contracts or other Assumed Liabilities; and (c) charges for water, electricity, gas, oil, steam and all other utilities (except to the extent disposed of by final billing to Seller), all such items prior to such time being for the account of Seller and all such items after such time being for the account of Purchaser. The amount of the Purchase Price has been or will be adjusted accordingly. If any such item could not or was not accurately apportioned as of the date hereof, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the date hereof or the date on which the apportionment error is discovered, as applicable.

        2.3 Allocation of Purchase Price. The allocation of the Purchase Price to the Purchased Assets shall be in accordance with their fair market value. If no agreement is reached within thirty days after the date hereof, Purchaser shall have the right to refer such matter to a nationally recognized firm of independent public accountants agreed upon by Purchaser and Seller. The determination made by such firm shall be conclusive and non-appealable. The fees and disbursements of such firm shall be borne equally by Purchaser and Seller. Seller and Purchaser shall timely file a Form 8954 with the Internal Revenue Service in connection therewith. For purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), Seller and Purchaser agree to report the transactions contemplated by this Agreement in a manner consistent with such allocation. In addition, Purchaser and Seller agree to provide each other with their respective Federal Tax Identification numbers for purposes of reporting this transaction to the Internal Revenue Service.

        2.4 Transaction Taxes. Seller shall be responsible for all sales, use, transfer, registration, stamp, documentary, recording and similar Taxes (as defined in Section 3.8(d) hereof) assessed or payable in connection with the transfer of the Business and the Purchased Assets to Purchaser, including the transfer fee imposed by Massport. Seller shall be responsible for all income and gains Taxes payable in connection with the transfer of the Business and the Purchased Assets to Purchaser.

        2.5 Fuel Inventory. With respect to the fuel inventory, Purchaser and Seller have ascertained and agreed, or will ascertain and agree, upon the content of the useable and non-obsolete Jet-A fuel, avgas and motor vehicle fuel inventory which is on hand as of the date hereof and have assigned or will assign with respect thereto the dollar value for inclusion in the Inventory Portion of Purchase Price. The value of the fuel inventory items has been or will be determined based on book value (i.e., the cost which the Seller purchased such items of inventory from its suppliers).


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                                    ARTICLE 3

                     SELLER'S REPRESENTATIONS AND WARRANTIES

THE REPRESENTATIONS AND WARRANTIES OF SELLER MADE IN THIS ARTICLE 3 PERTAIN ONLY TO AND ARE EXPRESSLY LIMITED TO THE FACILITY, THE PURCHASED ASSETS AND THE BUSINESS AND DO NOT INCLUDE OR ENCOMPASS ANY REFERENCE TO SELLERS' OTHER OPERATIONS AT OTHER AIRPORT LOCATIONS.

        For purposes of this Article 3, any reference to the term "knowledge" or words to that effect shall mean the actual knowledge of John Wraga, Wayne J. Lovett, John L. Enticknap, Joseph Czyzyk and Karel Van Der Linden, after reasonable inquiry. For purposes of this Agreement, including this Article 3, the term "material" or "materiality" means, as to Seller, an amount, individually or in the aggregate, exceeding $50,000, or an event or occurrence with an economic effect reasonably valued at $50,000.

        3. Representations and Warranties Regarding Seller. As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser (taking into account the information disclosed in the attached Schedules) that:

        3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller is authorized and is in good standing as a foreign corporation in the State of Massachusetts.

        3.2 Power and Authority. Seller has all requisite corporate power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its businesses as now conducted.

        3.3 Authorization: No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other corporate act or proceeding on the part of the Seller is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, subject to (a) applicable laws and principles of equity and (b) as to specific performance and injunctive relief, principles of equity and the discretion of the courts. Except as disclosed on Schedule 3.3, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of Seller's certificate of incorporation, by-laws or any contract, or any law, statute, rule,


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 regulation, judgment, order or decree to which Seller is subject or by which any of the Purchased Assets or the Business is bound.

        3.4 Absence of Undisclosed Liabilities. Seller has no material liabilities or obligations relating to the Business, the Facility or the Purchase Assets whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due, arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, including, without limitation, taxes with respect to or based upon transactions or events occurring on or, before the date hereof, except (a) liabilities and obligations under the Contracts Schedule (to the extent occurring in the ordinary course pursuant to the terms of such Contracts and not in connection with any default(s) thereunder), (b) the Excluded Liabilities, or (c) liabilities described on Schedule 3.4.

        3.5 Financial Statements. Seller has provided to Purchaser true and complete copies of the following financial statements: (i) audited financial statements of Seller for and as of the fiscal year ended June 30, 2001, (ii) unaudited interim financial statements of Seller for and as of the fiscal quarter ended March 31, 2002; (iii) unaudited income statement for the fiscal years ended June 30, 2000 and 2001 reflecting the results of operations of the Business, and (iv) unaudited income statement for reflecting the results of operations of the Business for the ten-month period from July 1, 2001 through and including April 31, 2002. Each of the foregoing financial statements is complete and correct, is in accordance with Seller's books and records, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and presents fairly the financial position, and the results of operations and cash flows of the Seller as of the dates and for the periods indicated, subject in the case of such unaudited financial statements, to the absence of footnotes and normally recurring year-end audit adjustments which are not material either individually or in the aggregate.

        3.6 Title and of Assets and Properties.

            (a) The leases described on the Leases Schedule attached as
        Schedule 3.6(a) (including the Lease Agreement) are a complete list of the leases, subleases and other agreements relating to the use or occupancy by Seller or others of the Real Property Interest. Seller has delivered to Purchaser complete and accurate copies of each of the leases and other agreements described on the Leases Schedule. Such agreements are in full force and effect and Seller holds a valid and existing leasehold interest under each of such leases for the term set forth on the Leases Schedule. Seller is not in default under any of such agreements, and, except as set forth in such agreements, no other party to such agreements has the right to terminate, accelerate performance under or otherwise modify any of such leases, including upon the giving of notice or the passage of time. To Seller's knowledge, no third party to any such lease is in default under such agreement. No third party has asserted to Seller a default or noncompliance by Seller.


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            (b) Except as set forth on the Existing Encumbrances Schedule attached as Schedule 3.6(b)(1), Seller owns title, free and clear of all liens, charges, security interests, encumbrances and claims of others whatsoever (hereinafter referred to as "Liens"), to all of the Purchased Assets, except for Liens of current taxes not yet due and payable. Seller is conveying title to all of the personal property included within the Purchased Assets (including without limitation the Fuel Inventory), free and clear of all Liens, other than Liens for current taxes not yet due and payable which shall be prorated in accordance with
        Section 2.2 and rights of lessors to the items leased under the leases identified on the Permitted Encumbrances Schedule attached hereto as
        Schedule 3.6(b)(2) (the "Permitted Encumbrances").

            (c) Except as set forth on Schedule 3.6(c), the Purchased Assets that are characterized as tangible assets are in working order and currently operational.

            (d) The Purchased Assets and the Excluded Assets represent all of the assets used in the operation of the Business. Except for leased property subject to an assigned Contract, all of the Purchased Assets are owned by Seller.

        3.7 Tax Matters.

            (a) Seller has duly filed, or will file when due, all federal, state, local and foreign tax information and tax returns and reports relating to the Business or to the Purchased Assets for all periods up to and including the date hereof (all such returns being accurate and complete) and has duly paid, will pay when due, or has made provision for, all federal, state, local and foreign taxes relating to the Business or the Purchased Assets which are or become due and payable by Seller for all periods up to and including the date hereof other than Taxes identified on the Tax Matters Schedule attached as Schedule 3.7 which are being contested in good faith and by appropriate proceedings and as to which Seller has set aside on its books adequate reserves, which may be attributable to the transactions contemplated hereby (which shall be borne by Seller) or which relate to taxes attributable to Seller's operations other than the Business.

            (b) Except as disclosed on the Tax Matters Schedule attached hereto as Schedule 3.7, with respect to the Business, all monies required to be withheld from employees of Seller for income taxes, social security and unemployment insurance taxes or collected from customers or others as sales, use or other Taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established and is reflected on Seller's Latest Balance Sheet.

            (c) There is no action suit, proceeding, audit, investigation or claim now, or to Seller's knowledge, threatened or pending regarding any Taxes relating to the Business or the Purchased Assets.


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            (d) As used in this Agreement, the term "Tax" or "Taxes" means net or gross income, gross receipts, excise, sales, personal or, real property, payroll, employment, unemployment, franchise, capital, doing business, net worth, ad valorem, value added, transfer, stamp, recording, documentary, occupancy, withholding, and any other taxes, fees, duties, levies, imposts, or similar charges, including interest, penalties or additions thereto imposed by any taxing authority.

        3.8 Contracts and Commitments.

            (a) Except as specifically identified in the Contracts Schedule, Seller, as it relates to the Business or the Facility, is not a party to any Contract:

                (i) relating to a bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal or severance agreements or arrangements;

                (ii) with any labor union;

                (iii) which limits it from freely engaging in any business anywhere in the world;

                (iv) with an affiliate; or

                (v) material to the Business not represented by a writing signed by the parties to such contract.

            (b) Except as specifically disclosed in the Contracts Schedule, with respect to the Business, (i) no contract or commitment to Seller has been breached in any material respect or canceled by the other party,
        (ii) Seller has in all material respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material contract or commitment to which it is a party; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any contract of Seller.

        3.9 Litigation; Proceedings. Except as set forth in the Litigation Schedule attached hereto as Schedule 3.9, there is no action, suit, proceeding, order or investigation pending or, to Seller's knowledge, threatened against or affecting the Business or Purchased Assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

        3.10 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.


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        3.11 Governmental Consent, etc. Except for the Massport Consent, no
permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement or any other agreement contemplated hereby by Seller, or the consummation by Seller of any of the transactions contemplated hereby and thereby.

        3.12 Employees. Seller has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, health, safety and the payment of social security and other taxes relating to the Business. There has been no union organization efforts by the employees of Seller relating to the Business. The Employee Schedule attached as Schedule 3.12 contains the names, title and current annual salary rates of all employees relating to the Business and showing separately for each such person the amounts paid or payable (on an annualized basis) as salary, bonus or other incentive payments for the current fiscal year.

        3.13 Employee Benefit Plans.

            (a) The Employee Benefits Schedule attached as Schedule 3.13 contains a list of any employee benefit plan, within the meaning of
        Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller and/or any ERISA Affiliate (as defined below) maintains, to which Seller contributes or ever has contributed, to which Seller is or ever has been obligated to contribute, or under which any employee, officer or director of Seller who performs or performed services either as an employee, officer or director with regard to the Business, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided to an employee, officer or director, including, without limitation, those providing any form of medical, health and dental benefits, severance pay and benefits continuation, vacation pay, post retirement welfare, life, accident, disability, bonus deferred compensation, commission and payroll practices (collectively, the "Benefit Plans"). Except as set forth on
        Schedule 3.13, Seller neither maintains nor has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Seller or their respective beneficiaries. For purposes hereof, an "ERISA Affiliate" is any trade or business whether or not incorporated that together with Seller would be deemed a "single employee" within the meaning of ERISA Section 4001 or affiliated with Seller within the meaning of Section 414(b), (c), (e), (m) or (o) of the Internal Revenue Code, of 1986, as amended (the "Code").

            (b) All accrued contributions and other payments to be made by Seller or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate for such purposes as of the respective dates of the Latest Balance Sheet have been set aside therefor and reflected on the Latest Balance Sheet and all contributions and other payments accruing from and

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        after such dates through the date hereof will be made or reserves adequate for such purposes as of such date shall be set aside therefor. Neither Seller nor any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan.

            (c) Each Benefit Plan is and has been in compliance in all respects with, and each such Plan is and has been operated in accordance with, the applicable laws, rules and regulations governing such Benefit Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

            (d) Except as set forth on Schedule 3.13, no Benefit Plan is or has been subject to Title IV or Section 412 of the Code. No Benefit Plan is or has ever been, "a Multiemployer plan" within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code. No condition exists that presents a risk to Seller or any ERISA Affiliate of incurring a liability under Title IV of ERISA with respect to any Benefit Plan. The PBGC has not instituted proceedings to terminate any of the ERISA Plans and no condition known to Seller exists that presents a risk that such proceedings shall be instituted. All reporting and disclosure requirements of ERISA and the Code have been satisfied in all respects with respect to each of the Benefit Plans.

            (e) No prohibited transaction has occurred or with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any Benefit Plan.

            (f) Seller, and any plan maintained by Seller subject to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), have been, and are in compliance with the continuation of coverage requirements of COBRA.

        3.14 Compliance with Laws.

            (a) Seller has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which materially affect the Business or the Purchased Assets, and no claims have been filed against Seller with respect to the Business alleging a violation of any such law or regulation, except as set forth on the Compliance Schedule attached hereto as Schedule 3.14. Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business.

        3.15   Environmental Matters.

            (a) As used in this Section 3.15, the following terms shall have the following meanings:

                (i) "Environmental Law(s)" shall mean all applicable foreign, federal, state, regional, county or local, statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, permits, concessions, grants, agreements, licenses or other requirements or restrictions of law pertaining to protection of the indoor or outdoor environment, health, safety of persons, management or use of natural resources, protection or use of surface water and groundwater, conservation, wildlife, waste management, Hazardous Materials or pollution (including, without limitation, regulating of releases and disposal to air, land, water and groundwater) now or hereafter in effect, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., Hazardous Materials Transportation Act 49 U.S.C. App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended 29 U.S.C. Sections 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. Sections 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., any similar or implementing state law, and all successor statutes, amendments, rules, orders, directives and regulations promulgated thereunder.

                (ii) "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, condition, object or material which is or may be hazardous to human health or safety or the environmental due to its ignitability, corrosivity, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness, radioactivity or other harmful or potentially harmful properties or effects, including, without limitation, all of those substances, chemicals, compounds, products, solids, gases, liquids, wastes, byproducts, pollutants, contaminants, conditions, objects and materials and combination thereof which are now or hereafter listed or defined as hazardous or toxic, or are regulated, pursuant to Environmental Laws and includes, without limitation, asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof).

                (iii) "Release" shall mean any non-de-minimus spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Material into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material.

            (a) Except as set forth in the Environmental Matters Schedule set forth on Schedule 3.15, with respect to the Business, the Facility or the Purchased Assets:

                (i) The Purchased Assets and the Business comply in all material respects with applicable Environmental Laws;

                (ii) Seller has timely obtained all permits, licenses,
            registrations and other governmental approvals and authorizations and has timely filed all reports and other documents required by applicable Environmental Laws relating to the Business and all such permits, licenses, registrations and other governmental approvals and authorizations are in full force and effect and Seller is in compliance therewith;

                (iii) Seller has not, and has no knowledge of any person who has, caused any non-de-minimus Release, threatened Release or disposal of any Hazardous Material with respect to the Business;

                (iv) Seller has received no notice and is not aware of any violation (whether alleged or proven), claim, demand litigation, proceeding or governmental investigation (whether pending or, to Seller's knowledge, threatened) arising from applicable Environmental Laws relating to the Business, the Facility, the Purchased Assets or Hazardous Materials which are or were present on or with respect to the Purchased Assets;

                (v) to Seller's knowledge, no lien relating to any applicable
            Environmental Law or Hazardous Materials has attached to the Purchased Assets.

        3.16 Airport and Other Re Regulatory Matters. All certificates of public convenience and necessity, permits, licenses and operating rights issued to Seller, with respect to the Business or the Facility by any local, state or foreign regulatory body or authority having or exercising jurisdiction over common and fixed based operations (collectively "Operating Rights") are set forth on the Operating Rights Schedule attached hereto as Schedule 3.16. Except as otherwise set forth on Schedule 3.16, there are no governmental permits, consents, authorities or approvals required to conduct the Business. Seller has previously maintained on file with the applicable municipal, regional or state licensing authority, and observe the terms, of all applicable, fees, tariffs and schedules.

         3.17 Relationships with Customers. Schedule 3.17 sets forth a list of the top 20 customers of the Business (measured in total gallons of fuel purchased for the 12 months preceding the date of this Agreement). Seller has received no written notice from any such customer that such customer intends to terminate its relationship with Seller or to materially reduce the amount of goods and services acquired from with respect to the Business either before or after the date hereof.

         3.18 Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE 4

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

        4. Representations and Warranties - Purchaser. As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller that:

        4.1 Corporate Organization and Power. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

        4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser. No other corporate act or proceeding on the part of the Purchaser is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to
 (a) applicable laws and principles of equity and (b) as to specific performance and injunctive relief, principles of equity and the discretion of the courts. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, or (c) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of Purchaser's certificate of incorporation, by-laws or any contract, or any law, statute, rule, regulation, judgment, order or decree to which Purchaser is subject.

        4.3 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

        4.4 Litigation. There is no action, suit, proceeding, order or investigation pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse affect on Purchasers performance under this Agreement or the consummation of the transactions contemplated hereby.

        4.5 No Forecasts. Purchaser acknowledges that Seller has not provided it with any financial forecasts with respect to the Business.

                                    ARTICLE 5

                         ADDITIONAL WARRANTIES OF SELLER

        5. In addition to the foregoing representations and warranties of
Seller:

           (a) since January 1, 2001, Seller has conducted the Business only in the usual and ordinary course of business (including placing purchase orders only for reasonable quantities and at reasonable prices and accepting customer orders only on reasonable terms);

           (b) since January 1, 2001, Seller has kept in full force and effect its corporate existence and all rights, franchises and intellectual property relating to or pertaining to the Business;

           (c) since January 1, 2001, Seller has maintained the Purchased Assets in customary repair, order and condition; and in the event there has occurred any casualty, loss or damage to any of the Purchased Assets after June 1, 2002 and prior to the date hereof, Seller has either repaired such assets, replaced such assets with assets of comparable quality or, if Purchaser agrees, will transfer to Purchaser the proceeds of any insurance recovery with respect thereto;

           (e) since January 1, 2001, Seller has maintained its books, accounts and records in accordance with past custom and practice;

           (f) Seller has obtained all consents and approvals of (including all third party consents), and delivered all notices, necessary to consummate the transactions contemplated hereby;

           (g) Seller has obtained all governmental filings, authorizations and approvals that are required of it for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms and conditions satisfactory to Seller, including without limitation all Regulatory Approvals and the Massport Consent;

           (h) there is no action or proceeding before any court or government body shall be pending or, to Seller's knowledge, threatened which seeks to prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

            (i) Seller has obtained releases of all Liens on the Purchased Assets, other than Permitted Encumbrances, or, with the approval of Purchaser, each such lien holder has provided to Purchaser a written commitment (on terms satisfactory to Purchaser) to release such Liens upon payment of an amount set forth in such written undertaking (in such case Purchaser may require that such amounts be paid directly to the lien holder out of the Purchase Price payment); and

            (j) all proceedings taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby reasonably requested by Purchaser have been executed and delivered by Seller.

                                    ARTICLE 6

                       ADDITIONAL WARRANTIES OF PURCHASER

        6. In addition to the foregoing representations and warranties of
Purchaser:

           (a) all proceedings taken by Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated hereby reasonably requested by Seller have been executed and delivered by Purchaser;

           (b) Purchaser has obtained all governmental filings, authorizations and approvals that are required of it for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms and conditions satisfactory to Seller, including without limitation all Regulatory Approvals;

           (c) there is no action or proceeding before any court or government body pending or, to Purchaser's knowledge, threatened which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

                                    ARTICLE 7

                          EFFECTIVENESS OF TRANSACTION

        7.  Closing Matter.

        7.1 Effectiveness. The sale referred to herein shall be effective at 12:01 a.m. on the date hereof.

        7.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchased Assets Portion of the Purchase Price pursuant to the terms of this Agreement shall take place on the date hereof, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 7.3. Though Purchaser shall endeavor to cause the Inventory Portion of the Purchase Price to be paid on the date hereof, the parties acknowledge that such amount, together with any or all of the initial apportionments described in Section 2.2, may be paid by Purchaser following the closing of the transactions contemplated hereby, but in any event within two business days of the date hereof.

        7.3 Closing Documents.

            (a) Seller has delivered to Purchaser the following documents, duly executed by Seller where necessary to make them effective:

                (i) copies of all necessary third party and governmental
            consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement, including the Massport Consent;

                (ii) such instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens, charges, security interests and other encumbrances, except for any Permitted Encumbrances;

                (iii) certified copies of the resolutions duly adopted by the
            Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                (iv) the Escrow Agreement; and

                (vi) such other documents or instruments as Purchaser has
            reasonably requested to effect the transactions contemplated hereby.

            (b) Purchaser has delivered to Seller, the following items, duly executed by Purchaser where necessary to make them effective:

                (i) the amount of the Purchased Assets Portion of the Purchase
            Price as provided in Section 2.1;

                (ii) certified copies of the resolutions duly adopted by
            Purchaser's Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                (iii) the Escrow Agreement; and

                (iv) such instruments of assumption and other documents or instruments as Seller or its counsel has requested to, effect the transactions contemplated hereby.

        7.4 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Purchaser of any Contract is not permitted or is not permitted without the consent of any other party to the Contract and Purchaser is otherwise willing to proceed with the closing, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchaser shall assume no obligations or liabilities thereunder. Seller has advised Purchaser in writing with respect to any Contract listed on the Contracts Schedule which it has not receive any required consent. Seller shall cooperate with Purchaser in connection with any efforts by Purchaser to procure any necessary consents to the assignment of any such Contracts. Seller shall cooperate with Purchaser in reaching a mutually agreeable arrangement so that Purchaser may receive the benefit and assume the obligations under any such non-assigned Contract to the same extent, as nearly as possible, as if such Contract had been assigned, including sub-contracting, sub-licensing, or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of Purchaser, with Purchaser assuming Seller's obligations, any and all rights of Seller against a third party thereto.

        7.5 Possession. Seller shall cooperate with Purchaser and take such steps as are reasonably necessary to put Purchaser in actual possession and operating control of the Purchased Assets and Business.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.  Indemnification.

         8.1 Indemnification by Seller. Seller agrees to indemnify Purchaser and its officers, directors, employees, affiliates, agents and shareholders (collectively, the "Purchaser Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost and hereby waives and covenants not to bring any claim for contribution against Purchaser for, all claims and damages (including, without limitation, punitive damages, liabilities, costs, losses, fines, penalties, demands, cost recovery actions, lawsuits, administrative proceedings, orders, response action costs, compliance costs, investigation expenses, consultant fees, attorneys' fees and litigation expenses) (collectively, "Losses") which arise from or relate to, either directly or indirectly as a result of:

            (a) any misrepresentation in any of the representations or breach of any of the warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement;

            (b) any breach of, or failure to perform, any agreement of Seller contained in this Agreement including, without limitation, the failure to comply with the provisions of this Article 8, including Seller's obligation to retain the Excluded Liabilities;

            (c) any "Claims" (as defined in Section 8.3(a) hereof) or threatened Claims against any of the Purchaser Indemnified Parties arising out of the actions or inactions of Seller prior to the Closing with respect to the Purchased Assets or the operation of the Business or any other business prior to or after the Closing; or

            (d) any Excluded Liability.

        All of the foregoing items in items (a) - (d) are collectively known as the "Purchaser Losses."

        8.2 Indemnification by Purchaser. Purchaser agrees to indemnify Seller and its officers, directors, employees, agents, and shareholders (collectively, the "Seller Indemnified Parties"), and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breaches of any of the warranties of Purchaser contained in this Agreement, (b) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement, including assuming the Assumed Liabilities, (c) any Claims or threatened Claims against any of the Seller Indemnified

Parties arising out of actions or inactions of Purchaser subsequent to Closing with respect to the Purchased Assets or the operation of the Business subsequent to Closing, or (d) and Assumed Liability (collectively, the "Seller Losses").

        8.3 Environmental and Hangar Indemnifications.

            (a) Seller's Environmental Indemnification. Seller agrees to indemnify, defend, and hold harmless Purchaser Indemnified Parties from all claims (including, without limitation, notices, information requests, demands, lawsuits, administrative proceedings, orders, cost recovery actions, contribution actions, enforcement actions) and damages (including, without limitation, liabilities, costs, losses, fines, judgments, penalties, punitive damages, compliance costs, response costs, investigation expenses, consultant fees, attorneys fees and litigation expenses) (a) arising out of or due to any misrepresentations in or breach of the representations or warranties of Seller in Section
        3.15 (Environmental Matters) hereof, and (b) to the extent they arise from, either directly or indirectly, conditions that existed or events that occurred on or prior to the Closing Date and which are caused by or result from in any way (i) the presence, threatened Release or Release of Hazardous Materials at, on, from, beneath or about the Purchased Assets or any real property which is subject to the Real Property Interest; (ii) the operation or alleged or actual violation of any Environmental Law by or against Seller or related to the Purchased Assets or any real property which is subject to the Real Property Interest; or (iii) the generation, handling, transportation, treatment, storage or disposal of Hazardous Materials by or on behalf of Seller. All of the foregoing items shall be included within the definition of "Purchaser Losses."

            Notwithstanding the foregoing, the term "Purchaser Losses" shall not include, and Seller shall not be required to indemnify, defend, or hold harmless Purchaser for, those conditions or events that Seller can establish (1) existed (with regard both to the nature and extent of the condition) or occurred prior to the date that Seller acquired any interest in the Purchased Assets or any real property which is subject to the Real Property Interest, and (2) were not caused or exacerbated by Seller's acts or omissions.

            Additionally, to the extent permissible, Seller hereby sells, assigns and sets over to Purchaser all of its rights, title and interest in the remediation and/or indemnification obligations of Raytheon Aircraft Services, Inc. ("Raytheon") to Seller relating to environmental matters and conditions with respect to the Real Property Interest, including but not limited to those set forth in Article VII of the Second Amendment dated October 31, 1996, to the Asset Purchase Agreement dated as of April 8, 1996 between Raytheon and Seller (the "Raytheon Agreements"). Seller acknowledges and agrees that Purchaser, to the extent permissible by law, may exercise any of the rights and will enjoy all of the benefits granted to Seller under the Raytheon Agreements. Seller agrees to reasonably cooperate with Purchaser in the event Purchaser brings a claim under the Raytheon Agreements and Seller will undertake all actions reasonably necessary to effectuate the assignment of the Raytheon Agreements to Purchaser at no cost or expense to Seller. In the event that a court of competent jurisdiction does not recognize Purchaser as the owner or assignee of the Raytheon Agreements, or otherwise prohibits Purchaser from exercising any of the rights or enjoying any of the benefits thereunder, Seller agrees to diligently pursue all reasonable claims that Purchaser elects to cause Seller to pursue against Raytheon or its affiliates under the Raytheon Agreements for the benefit of Purchaser. Such claims will be brought and maintained by Seller at Purchaser's sole cost and expense and under Purchaser's sole direction and control. Seller shall provide or assign all monetary awards or settlements, or any other benefits, resulting from such claims, to Purchaser at no cost or expense to Purchaser.

            Notwithstanding anything to the contrary in this Agreement, Purchaser does not waive and expressly retains all claims and causes of action it now has, or in the future may have, against Seller under Environmental Laws, including claims for contribution.

            (b) Purchaser's Environmental Indemnification. Purchaser agrees to indemnify, defend, and hold harmless Seller Indemnified Parties from all claims (including, without limitation, notices, information requests, demands, lawsuits, administrative proceedings, orders, cost recovery actions, contribution actions, enforcement actions) and damages (including, without limitation, liabilities, costs, losses, fines, judgments, penalties, punitive damages, compliance costs, response costs, investigation expenses, consultant fees, attorneys fees and litigation expenses) arising out of or due to any conditions that come to exist or events that occur after the Closing Date and which are caused by or result from in any way (i) the presence, threatened Release or Release of Hazardous Materials at, on, from, beneath or about the Purchased Assets or any real property which is subject to the Real Property Interest; (ii) the operation or alleged or actual violation of any Environmental Law by or against Purchaser or related to the Purchased Assets or any real property which is subject to the Real Property Interest; or (iii) the generation, handling, transportation, treatment, storage or disposal of Hazardous Materials by or on behalf of Purchaser. All of the foregoing items shall be included within the definition of "Seller Losses."

            Notwithstanding the foregoing, the term "Seller Losses" shall not include, and Purchaser shall not be required to indemnify, defend or hold harmless Seller for, those conditions or events that were not caused or exacerbated by Purchaser's acts or omissions.

            (c) Seller's Indemnification Regarding Hangar Condition. Seller agrees to indemnify, defend, and hold harmless Purchaser Indemnified Parties from all claims (including, without limitation, notices, information requests, demands, lawsuits, administrative proceedings, orders, cost recovery actions, contribution actions, enforcement actions) and damages (including, without limitation,

        Liabilities, costs, losses, fines, judgments, penalties, punitive damages, compliance costs, response costs, investigation expenses, consultant fees, attorneys fees and litigation expenses) arising out of or due to expansion of the concrete of the main hangar floor at the Facility at the juncture to the office floor. The repairs to such hangar floor shall cause the floor to be structurally sound and functional to Purchaser's reasonable satisfaction. Assuming no latent structural deficiencies or defects, such repairs to be performed by Seller, will include those items set forth in the ICS proposal dated June 25, 2002 (which shall additionally include the 2nd and 4th bullet points under "Conditions" on page 4 thereof.

            Additionally, to the extent permissible, Seller hereby sells, assigns and sets over to Purchaser all of its rights, title and interest in any warranty or other similar claim it may have against any third party (including, but not limited to Kaplan Corporation, B. Goba & Associates, Ginns/Dubin Engineering, SAR Engineering, Inc., ARTEC Sprinkler Corp. and Marx/Okubo Associates, Ltd.) relating to the construction of the Hangar, including, but not limited to, under those certain agreements between Seller and (i) Kaplan Corporation dated November 23, 1994, as amended and (ii) DE/EN/CON Construction dated September 14, 1999 (all such rights against such parties, pursuant to contract or otherwise, shall be referred to collectively as the "Warranty Rights"). Seller acknowledges and agrees that Purchaser may exercise any of the rights and will enjoy all of the benefits granted to Seller relating to the Warranty Rights. Seller agrees to reasonably cooperate with Purchaser in the event Purchaser brings a claim under the Warranty Rights and Seller will undertake all actions reasonably necessary to effectuate the assignment of the Warranty Rights to Purchaser. In the event that Purchaser is not recognized as the owner or assignee of the Warranty Rights, or Purchaser is otherwise unable to exercise any of the rights or enjoying any of the benefits thereunder, Seller agrees to diligently pursue all reasonable claims that Purchaser elects to cause Seller to pursue against the relevant third party in connection with the Warranty Rights for the benefit of Purchaser. Such claims will be brought and maintained by Seller at Seller's sole cost and under Purchaser's direction and control. Seller shall provide or assign all monetary awards or settlements, or any other benefits, resulting from such claims, to Purchaser at no cost to Purchaser.

        8.4 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party(ies) hereto obligated to indemnify such Notifying Party's Indemnified Parties.

            (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liabilities for which, or the costs or expenses of which, are Seller Losses or Purchaser Losses, as the case may be, (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 15 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interest of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

            (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 15 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.

        8.5 Limits on Indemnification. With respect to any claims arising under
Section 8.1(a) or 8.2(a), the Indemnified Party shall not be entitled to indemnification until the aggregate Losses, suffered by such party, or its successors and assigns, exceeds $100,000 (the "Threshold"), whereupon, the Indemnified Party shall be entitled to indemnification hereunder from the Indemnifying Party for the aggregate Losses suffered from and above the amount of the Threshold. Notwithstanding the foregoing, the Threshold shall not apply to any claim made by Purchaser pursuant to Section 8.3(c) hereof. Neither party shall be entitled to assert a claim for recovery to the extent such claim was paid by insurance. In no event shall the aggregate liabilities of Purchaser or Seller under this Article 8 exceed the amount of the Purchase Price. Any indemnification hereunder shall be net of any insurance proceeds realized and any tax benefit attributable to such claim.

        8.6 Survival. The representations and warranties set forth in this Agreement shall survive the Closing Date for a period of sixteen (16) months and shall not be affected by any examination made for or on behalf of Purchaser or Seller, the knowledge of any of Purchaser's or any of Seller's officers, directors, shareholders, employees or agents. Notwithstanding the foregoing, the representations of Seller pursuant to Section 3.7 (Tax Matters), Section 3.13 (Employee Benefit Plans) and Section 3.15 (Environmental Matters) shall survive for the applicable statute of limitations. The representations of Seller pursuant to Section 3.6 (Title of Property and Assets) shall survive indefinitely.

                                    ARTICLE 9

                              ADDITIONAL AGREEMENTS

        9. Additional Covenants and Agreements.

        9.1 Mutual Assistance. Seller will provide Purchaser with such cooperation and information as Purchaser reasonably may request with respect to
(i) the filing of any Tax return, amended return or claim for refund, (ii) the determination of a liability for Taxes, or a right to refund of Taxes, or (iii) the conduct of any audit or other proceeding in respect of Taxes relating to the Business or the Purchased Assets. Such cooperation and information shall include providing copies of all relevant Tax reports and returns (together with accompanying schedules and related work papers), documents relating to rulings or other determination by taxing authorities, and records concerning the ownership and tax basis or property, which Seller may possess concerning the Business or the Purchased Assets. Seller shall make its employees available to Purchaser on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Purchaser shall reimburse Seller for any reasonable out-of-pocket costs (including regular wages, salaries and traveling expenses) of making employees available, upon receipt of reasonable documentation of such costs. The Purchaser shall treat all documents or information obtained under this Section 11.1 as confidential, except as may be otherwise necessary in connection with the filing of Tax returns, amended returns, claims for refund, determination of Tax liability or a right to refund, or in the conduct of any audit or other proceeding in respect to Taxes.

        9.2 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller, shall be issued without the joint approval of

Purchaser and Seller. Purchaser and Seller shall cooperate to prepare a joint press release to be issued on or after the date hereof.

        9.3 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement and Seller shall pay all costs, including costs of recording all documents, necessary to place record title in the condition warranted by or required of Seller by this Agreement.

        9.4 Confidentiality. Seller shall maintain the confidentiality of all information and materials regarding Purchaser and its affiliates, reasonably designated as confidential by Purchaser. Seller shall maintain, the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchaser all such materials in their possession. Purchaser shall likewise maintain the confidentiality of all proprietary and other non-public information regarding Seller's business other than the Business and the Purchased Assets.

        9.5 Remittances. All remittances, mail and other communications relating to the Purchased Assets, Assumed Liabilities or the Business received by Seller at any time after the date hereof shall be immediately turned over to Purchaser by Seller. Seller shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Business send their remittances directly to Purchaser, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller's assets and are turned over to Purchaser.

        9.6 Waiver of Compliance with Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements of any so called bulk sales or transfers laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser; but such waiver shall not affect the obligation of Seller under Article 8 to indemnify Purchaser and hold Purchaser harmless from and against any Losses which Purchaser may suffer or sustain or to which Purchaser may become subject as a result of or in connection with the failure by Seller to so comply.

        9.7 Collection of Accounts Receivable; No Set-off Right.

           (a) Seller shall collect all of the accounts receivable due it from its customers for goods and services provided by Seller at the Facility.

           (b) In the event that Purchaser shall receive any remittance from or on behalf of any account debtor with respect to any account receivable due Seller, Purchaser shall endorse without recourse such remittance to the order of Seller and forward same to Seller promptly upon receipt thereof.

           (c) In the event that after the date hereof Seller shall receive any remittance from or on behalf of any account debtor with respect to the accounts receivable due Purchaser, Seller shall endorse without recourse such remittance to the order of Purchaser and forward same to Purchaser promptly upon receipt thereof.

           (d) Including with respect to amounts described above in this Section 9.7, neither Purchaser nor Seller shall have any rights of off-set or set-off against any amounts due the other party that it may collect or come into its possession.

        9.8 Employees of Seller. Seller acknowledges that Purchaser is under no legal obligation to employ any personnel presently employed by Seller at the Facility. Purchaser may offer employment to such persons currently employed by Seller with respect to the Business only as Purchaser in its sole discretion shall determine. Purchaser shall have, the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by Purchaser. All such offers of employment shall be on the terms and conditions established by Purchaser and shall be contingent upon employment commencing with Purchaser. Seller has terminated the employment of all of its employees employed at the Facility and agrees not to discourage any such individuals who are offered employment by Purchaser, including the General Manager of the Facility, from accepting employment with Purchaser.

        9.9 Further Assurances of Seller. At any time and from time to time after the date hereof, at Purchaser's request and without further consideration, Seller shall cooperate and execute and deliver such other instruments or sale, conveyance, transfer, assignment and confirmation and take such further action as Purchaser may reasonably deem necessary or required in order to effectively convey, transfer and assign to Purchaser, and to confirm Purchasers title to, all of the Purchased Assets of Seller, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

        9.10 Non-Compete.

            (a) As a significant inducement to Purchaser to enter into and to perform its obligations under this Agreement, Seller agrees that, for a period of five years after the date hereof (the "Non-Competition Period"), it shall not at the Airport (the "Geographical Area") directly or indirectly, either for itself or himself or any other person own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the Business (the "Restricted Business"), except that the foregoing shall not prohibit Seller from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as it or they has no active participation in the business of such corporation.

            (b) If, at the time of enforcement of this Section 9.10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

            (c) Seller acknowledges that the Business and the Purchased Assets are unique and recognize and affirm that in the event of a breach of this Section 9.10 by Seller, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Seller under this Section 9.10 not only by an action or actions for damages but also by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

                                   ARTICLE 10

                                 MISCELLANEOUS

        10.  Miscellaneous.

        10.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on a Seller only if such amendment or waiver is set forth in a writing executed by Seller, respectively, and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

        10.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions, of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, when mailed by certified mail, return receipt requested, when sent by telecopy with confirmation of receipt received, or when delivered by overnight courier with executed receipt. Notices, demands and communications to Seller or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

        Notices to Purchaser:

        Signature Flight Support Corporation
        Signature Plaza
        201 South Orange Avenue - Suite 1100
        Orlando, FL 32801
        Attn: Joseph I. Goldstein
        Tel: (407) 648-7200
        Fax: (407) 648-7351

        With a copy to:

        Robert A. McWilliams
        Freeborn & Peters
        311 S. Wacker Drive, Suite 3000
        Chicago, Illinois 60606
        Phone: (312) 360-6000
        Fax: (312) 360-6570

        Notices to Seller:

        Mercury Air Group, Inc.
        5456 McConnell Ave.
        Los Angeles, California 90066
        Attn: Joseph Czyzyk, President
        Tel: (310) 827-2737
        Fax: (310) 827-6897

        with a copy to:

        McBreen & Kopko
        20 North Wacker Drive
        Chicago, Illinois 60606
        Attn: Frederick H. Kopko, Jr. Esq.
        Tel: (312) 332-6405
        Fax: (312) 332-2059

        10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either party without the prior written consent of the other party.

        10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

        10.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

        10.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

        10.7 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

        10.9 Governing Law. The internal law, not the law of conflicts, of the State of Delaware govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

        10.10 Remedies. All remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time and as often as shall be deemed expedient, by such party. Notwithstanding the foregoing, Purchaser's or Seller's right to indemnification as provided in Article 8 for the other party's breach of a representation or warranty contained in this Agreement shall constitute that party's sole remedy for such breach and such party shall have no other liability or remedy for such a breach. The indemnification provisions of
Article 8 shall govern for ail such indemnification matters under this Agreement. Any liability for indemnification under Article 8 shall be determined without duplication of recovery or multiplier effect by reason of any state of facts giving rise to such indemnification.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

                                  "PURCHASER"

                                  SIGNATURE FLIGHT SUPPORT CORPORATION,
                                  a Delaware corporation


                                  By: /s/ BLAKE C. FISH
                                     ------------------------------------------
                                  Name:  Blake C. Fish, Regional Vice President

                                  "SELLER"

                                  MERCURY AIR GROUP, INC.,
                                  a Delaware corporation


                                  By: /s/ WAYNE J. LOVETT
                                     ---------------------------------------
                                  Name:  Wayne J. Lovett
                                  Title: Executive Vice President

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]